Exhibit 10.26

Form of Worldwide Authorized Distributor Market Price Agreement
Agreement entered into as of the ___ day of                     , 200__ by and between LUMINENTOIC INC. (a wholly owned subsidiary of MRV Communications, Inc.) and doing business as Source Photonics, a corporation having its principal place of business at 20550 Nordhoff St, Chatsworth, CA 91311 (SUPPLIER) and                                    , a corporation having its principal place of business at                                (            ).
In consideration of the mutual undertakings and agreements set forth in this Agreement and for other good and valuable consideration, receipt of which is hereby acknowledged, SUPPLIER and            agree as follows:
1.	Appointment.

SUPPLIER appoints to serve during the Term (as defined in paragraph 11 (a) of this Agreement) as a Worldwide Authorized Distributor of the Products, from all locations worldwide and accepts such appointment. The appointment of is on a non-exclusive basis.
(a)	Definition of Products. The term “Products” shall mean all Products offered for sale by the SUPPLIER generally, as set forth and described in the SUPPLIER’s then current published Distributor Price List. Products may be added to the Distributor Price List or deleted therefrom by SUPPLIER upon thirty (30) calendar days prior written notice to . Additional Products may be added to the Distributor Price List, but not approved for distributor stocking, by mutual agreement between the parties.

(b)	Definition of Territory. The term “Territory” shall mean specifically all branches worldwide.
2.	Responsibilities of .
            shall use commercially reasonable efforts, consistent with prudent business practice, and shall devote such time as may be reasonably necessary to conduct an aggressive selling program and to promote the sale, lease or other distribution of the Products within the specified Territory. Without limiting the generality of the foregoing:

(a)	Inventory. shall use commercially reasonable efforts, consistent with prudent business practice, to maintain a representative inventory of Products in reasonable sufficient quantities to provide reasonably adequate and timely delivery to customers purchasing SUPPLIER’s Products.

(b)	Sales and Marketing. shall maintain a competent and aggressive sales force to market and sell the Products.

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(c)	Advertising and Promotion. shall regularly advertise or otherwise promote the sale and distribution of the Products (including the establishment of promotional campaigns, advertising in trade journals and the like).

(d)	Training Programs. and its employees shall participate, when and to the extent SUPPLIER deems appropriate, in such training programs as may be offered from time to time by SUPPLIER.

(e)	Reports. shall send to the SUPPLIER within five (5) calendar days after the end of each calendar month, a POS report containing:
(i)	An inventory of the Products as of the end of such month;

(ii)	The quantities of all Products sold and specifying Customer Name, Customer Location, Product Part Number, and Resale Price.
3.	Responsibilities of Supplier.

SUPPLIER shall, at its cost and expense, cooperate with and assist in performing its duties under this Agreement and shall utilize commercially reasonable efforts to promote the sale and distribution of the Products. Without limiting the generality of the foregoing:
(a)	Training. SUPPLIER shall provide ’s sales organization with what SUPPLIER considers all necessary and appropriate Product sales training, support and assistance.

(b)	Literature. SUPPLIER shall furnish with a reasonable supply of price lists, sales literature, books, catalogues and the like as SUPPLIER may prepare for national distribution and shall also provide with such technical and sales support (including sales forecasting and planning assistance) as may be necessary to assist in effectively carrying out its activities under this Agreement.

(c)	Advertising and Promotion. SUPPLIER shall use commercially reasonable efforts to advertise the Products and shall take all reasonable steps to inform the public that is an AUTHORIZED DISTRIBUTOR of the Products and to encourage customers or potential customers for the Products to order the same from .

(d)	Quality Control. SUPPLIER shall establish and maintain such quality control procedures, electrostatic discharge sensitivity procedures, testing of Products and other customary programs as are necessary to ensure that the Products, as manufactured and sold to , are of the highest quality and reliability.

(e)	Referrals. SUPPLIER will endeavor where it deems appropriate to refer customers and potential customers within the Territory to ’s “Authorized Locations” for sale and service of quantities of the Products normally handled by distributors.

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(f)	Compliance with Laws. SUPPLIER shall take all necessary steps in order to ensure that the Products, as manufactured and sold to , are in full compliance with all applicable laws, standards, codes and regulations, are duly marked and labeled and are suitable for resale or other distribution by as contemplated hereby.
4.	Orders, Delivery, Rescheduling, Cancellation.
(a)	Orders. Delivery of Products under this Agreement shall be initiated by written or electronic purchase orders confirmed in writing by within thirty (30) calendar days. Such orders shall describe the Products ordered and the quantities thereof, shall request delivery dates, shall set forth prices, shall indicate End Customer for each part number on the PO and shall provide shipping instructions, where appropriate. SUPPLIER shall acknowledge each such order in writing at the earliest possible date, but in any event within fifteen (15) calendar days following receipt thereof. In such acceptance, SUPPLIER shall confirm the Requested Shipment Date or specify an Alternative Shipment Date (“Acknowledged Shipment Date”). SUPPLIER shall endeavor to provide commercially reasonable market lead times for Products, consistent with L/Ts provided to other customers with similar business conditions.

(b)	Method of Shipping. In the absence of specified instructions from , the shipping and packaging method will be in the discretion of SUPPLIER. SUPPLIER shall, consistent with sound business practice, select a method of shipping and packaging which is suitable for the Product. In the event of any misdelivery by the Carrier, SUPPLIER shall assist in tracing the shipment and obtaining delivery of the Products. The cost of shipping and risk of loss shall at all times be in accordance with sub-paragraphs 5(e) and 5(g) contained herein.

(c)	Rescheduling and Cancellation. SUPPLIER will make commercially reasonable efforts to consider cancellations requests where the Acknowledged Shipment Date is outside of 30 days from date request is received by SUPPLIER. Cancellations requests outside of standard lead time will be accepted for standard products — non-standard or custom parts are NCNR (Non-cancellable, Non-returnable) once an order has been received and acknowledged.

may reschedule orders as per the following schedule:

0 – 30 days from the originally scheduled ship date No reschedule allowed
30 – 60 days from the originally scheduled ship date         up to 50% reschedule, within 30 days of the original ship date
60 – 90 days from the originally scheduled ship date up to 75% within 30 days of the original ship date

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(d)	Early Shipments. If any products are delivered prior to the Acknowledged Shipment Date, shall have the right in its discretion to accept or reject any such delivery. If SUPPLIER is notified in writing of ’s intention to return any such delivery, SUPPLIER shall promptly issue a Return Material Authorization.
5.	Prices.

The prices for Products purchased under this Agreement shall be at negotiated market prices. Should purchase any product at prices in SUPPLIER’s published Distributor Price List, such prices subject to change upon thirty (30) calendar days prior written notice, the following shall apply:
(a)	Price Increases. All Products entered by prior to notification of a price increase are exempt from the increase and will be shipped and invoiced at the price in effect at the time of order placement.

(b)	Price Decreases. In the event SUPPLIER decreases the price of any Product, shall be entitled to a credit equal to the difference between the price paid for the Product by (less any prior credits granted by SUPPLIER on such Products) and the new decreased price for the Product multiplied by the quantity of such Product in ’S inventory on the effective date of the decrease. Similar price adjustment, if appropriate, will also be made on all Products in transit to on the effective date of the price decrease. In order to claim such credit, shall submit to SUPPLIER, in conjunction with the next monthly POS report following the effective date of such price decrease, a report of the Products subject to the price decrease and in ’s inventory as of the effective date of the price decrease. All Products shipped after the effective date of any price decrease will be shipped and invoiced at the price in effect at the time of shipment. Credits will be applied to future purchases of SUPPLIER Product or to ’s Accounts Receivable with SUPPLIER.

(c)	Ship from Stock and Debit. In the event that it should become necessary, and on a by exception basis only, shall be permitted to sell Product to customers on a meet competition basis where ’s current costs are not competitive enough for to secure the orders. Upon receipt of the approval from the SUPPLIER, shall be entitled to ship from stock a defined quantity and part number(s) to a specific customer at or below ’s cost and issue a debit to the SUPPLIER for the difference between ’s current cost of the Product (less any prior credits granted by SUPPLIER on such Products) and the approved new cost issued by the SUPPLIER multiplied by the quantity of such Product shipped to the specific customer. In order to claim such credit, shall submit to SUPPLIER a debit note in conjunction with ’s next monthly POS and Inventory Reports as specified in Paragraph 2(e). Credits will be applied to future purchases of SUPPLIER Product or to ’s Accounts receivable with SUPPLIER.

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(d)	Representation. SUPPLIER represents and warrants that the prices and discounts, if any, extended to in connection with the Products comply with all applicable laws.

(e)	F.O.B. All prices are FCA Source Photonics Factory lncoterms 2000.

(f)	Sales Taxes and Other Charges. will pay any and all applicable sales or use taxes pertaining to its purchase of the Products.

(g)	Risk of Loss. shall assume all risk of loss and pay all costs of insurance for the Products upon SUPPLIER’s delivery thereof to the Common Carrier.
6.	Terms of Payments.

SUPPLIER will invoice upon or following shipment of each order. Such invoices shall be payable by on Net 30 Days terms monthly following date of invoice. An invoice shall be deemed paid when the check is in the custody of the SUPPLIER.
7.	Quarterly Stock Rotation.

Within thirty (30) calendar days following the end of each calendar quarter during the Term, may return to SUPPLIER, for credit, a quantity of Products the value of five percent (5%) of the net sales dollars invoiced by SUPPLIER to for all Products purchased by during the previous three (3) month period.

shall supply a list of Product to be returned to SUPPLIER for approval. Credit issued for such returned Products will be based upon the price paid by , less any prior credits granted by SUPPLIER on the returned Product. may make such returns from one or more stocking location(s). shall pay all freight and shipping charges in connection with such returns. The foregoing return privilege shall be subject to the following conditions:

(i) The Products are returned in merchantable condition;

(ii) Prior to returning any Products, obtains a Return Material Authorization from SUPPLIER.
8.	Product Changes.
(a)	Discontinuance and Obsolescence. SUPPLIER reserves the right to discontinue the manufacture or sale of, or otherwise render or treat as obsolete, any or all of the Products covered by this Agreement upon at least forty-five (45) calendar days prior written notice to . may, in its discretion, within thirty (30) calendar days following receipt of such notice, notify SUPPLIER in writing of its intention to return any or all Products so discontinued or rendered obsolete which remain in ’s inventory and shall receive a credit for such Products equal to the price paid by for the same provided that said Products are returned within fifteen (15) calendar

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days of the date of SUPPLIER’s Return Material Authorization. SUPPLIER shall pay all freight and shipping charges in connection with any such returns. Returns of Products under this paragraph (a) shall not be counted as “stock rotation” for purposes of computing the amount of Products returnable by under paragraph 7.

(b)	shall be granted the opportunity to purchase any or all product discontinued or made obsolete as per paragraph 8(a) above. This includes all existing SUPPLIER inventory (including recent distributor returns) as well as ’s final lifetime buy at quantity levels which are mutually agreeable. Products purchased under terms of this section 8 (b) shall be considered NCNR and not subject to the net sales calculations under section 7, and not subject to returns under section 7.

(c)	Modification of Products. SUPPLIER shall give written notice of all engineering modifications that will affect Products in ’s inventory if such changes materially affect form, fit, or function. If these modifications preclude or materially limit ’s inventory from selling once the engineering modifications are implemented, SUPPLIER will work with to move the affected inventory through resale or repurchase. If after the above efforts, affected Product still remains in ’s inventory, SUPPLIER agrees to replace it with upgraded Products. SUPPLIER shall pay all freight and shipping charges in connection with any such returns or replacements. returns of Product under this paragraph (b) shall not be counted as “stock rotation” for purposes of computing the amount of Products returnable by under paragraph 7(a).

(d)	Return Material Authorization. A Return Material Authorization shall be issued by SUPPLIER no later than fifteen (15) calendar days of any request for the same by when required in connection with any legitimate return under this Agreement.
9.	Warranty, Compliance With Laws.
(a)	Standard Warranty. The Products shall be covered by SUPPLIER’s standard warranty terms and provisions, provided, however, that the warranty coverage shall be no less than the following:
(i)	The warranty period set forth therein shall run for one (1) year following ’s shipment of the Product to the customer;

(ii)	SUPPLIER shall extend such warranty directly to the customer as if such customer had purchased the Products directly from SUPPLIER.

(iii)	SUPPLIER shall warrant the Products against defects in material and workmanship under normal use and service, repair or replace at SUPPLIER’s cost any defective Product (or issue a credit or refund, as the case may be, based on the purchase price paid therefor); and

(iv)	SUPPLIER shall pay (or refund the amount of) all freight and shipping charges for any defective Products returned under this paragraph.

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(b)	Compliance with Laws. Notwithstanding anything to the contrary contained by SUPPLIER’s standard warranty terms and provisions or elsewhere in this Agreement, SUPPLIER shall indemnify against, and hold it harmless from, any cost, loss, damage or liability (including reasonable legal fees) arising from or related to the failure of the Products, as manufactured and sold to , to fully comply with all applicable laws, standards, codes, specifications and regulations or the failure of the Products to be suitable thereunder for resale or other distribution by as contemplated by this Agreement. The warranty and indemnification provisions of this Agreement shall survive the termination hereof.
10.	Indemnification.

SUPPLIER will indemnify, defend and otherwise hold harmless, , its affiliates and customers from all cost, loss, damage or liability arising from any proceeding (legal or equitable) or claim brought or asserted against , its affiliates or customers, to the extent such proceeding or claim is based on an allegation that the Products, or any part thereof, or their distribution or use constitute an infringement of any patent, copyright, trademark secret or violation of any legislation now or hereafter enacted, or like or similar claim, if promptly notifies SUPPLIER of any such proceeding or claim after it becomes known to and provides all the assistance and cooperation to SUPPLIER that is reasonably requested including the right of SUPPLIER to select and instruct legal counsel for the purposes of any defense of within the meaning of this provision. SUPPLIER shall not be liable to under any provision of this paragraph to the extent that any claim is based upon;
(i)	a use for which the Product or part was not designated; or

(ii)	an alteration of the Product or part by or a third party under ’s direction and which alteration has caused the infringement action.
11.	Term and Termination.
(a)	Term. The initial effective period of this Agreement is for one (1) year commencing on the date indicated on page (1) one. At the expiration of such initial effective period or any extended period, this Agreement will automatically be renewed and extended indefinitely for additional periods of one (1) year unless either SUPPLIER or shall give the other at least ninety (90) calendar days prior written notice of its intention not to have the Agreement so renewed.

(b)	Termination for Convenience. Either SUPPLIER or may at any time terminate this Agreement with or without cause and solely for its own convenience by giving ninety (90) calendar days prior written notice to the other. Both SUPPLIER and represent that they have considered the making of expenditures in preparing to perform under this Agreement, as well as the possible losses which might result in the event of any termination of the

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Agreement. In that regard, both parties acknowledge that neither party shall in any way be liable to the other for any loss, expense or damage (including special, consequential, or incidental damages) by reason of any termination of this Agreement without cause.

(c)	Return of Inventory. In the event SUPPLIER terminates this Agreement with or without cause or elects not to renew the same, SUPPLIER shall repurchase from all unsold Products from ’s inventory at the price paid by , less any prior credits granted by SUPPLIER on such Products. SUPPLIER shall pay all freight and shipping charges in connection with such repurchases.

In the event terminates this Agreement with or without cause or elects not to renew same, SUPPLIER may at its option repurchase from any unsold Products from ’s inventory at the same price as set forth in the paragraph (c) above. shall pay all freight and shipping charges in connection with such purchases. In the event of termination by SUPPLIER without cause, SUPPLIER shall, if requested to do so by , honor any open purchase orders for customers of SUPPLIER Product then outstanding. In the event of termination by SUPPLIER with cause, or termination by , SUPPLIER shall not be obligated, to honor any open purchase orders for customers of SUPPLIER Product then outstanding.

Notwithstanding the foregoing, SUPPLIER shall be required to accept only those Products which are in good merchantable condition. No termination of this Agreement shall affect any obligation of either party to pay amounts due to the other hereunder and all such payments shall be made when due.
12.	Waiver.

Except as otherwise herein expressly provided, the failure of SUPPLIER to enforce at any time or for any period of time the provisions of this Agreement shall not be construed to be a waiver of any such provisions or the right of SUPPLIER thereafter to enforce each and every such provision.
13.	Waiver.

Notices and other communications by either party under this Agreement shall be deemed given when deposited in the mail system as certified mail, postage prepaid, addressed as indicated on page (1) one.
14.	Waiver.

This Agreement shall not create, and SUPPLIER shall have no right in, or to the use of, any trademark, trade name, logo, service mark or other mark, identification or name of . recognizes SUPPLIER’s ownership of, and right to use, certain trademarks, trade names, logos and other marks and names and acknowledges that, except as herein set forth, has no right in, or to use, any thereof. Notwithstanding the foregoing, is hereby granted permission to refer to SUPPLIER’s trademarks, trade names, logos and other marks and names for the purposes of identifying itself to the public as an

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AUTHORIZED DISTRIBUTOR of the Products and for advertising and otherwise promoting the resale, lease or servicing of any Products purchased under this Agreement, but subject always to SUPPLIER’s right to control or otherwise direct or instruct with regard to the proper authorized use thereof.

15.	Confidential Information.

SUPPLIER and shall each receive and maintain in confidence all proprietary information, trade secrets or other know-how belonging to the other (including but not limited to knowledge of manufacturing or technical processes, financial and systems data and customer lists) provided that any such information, secrets or know-how is required by any law or governmental regulation or the decree of a court having competent jurisdiction or enters into the public domain without the act of the party obligated to maintain such confidentiality hereunder). Without limiting the foregoing, all books, documents, records and other material and information made known to the parties by each other are hereby designated as Confidential. Furthermore, SUPPLIER shall at all times retain the copyright in SUPPLIER’s works whether literary, artistic or otherwise, supplied to . The confidentiality requirement under this section 15 shall remain survive for three (3) years after termination of this agreement.

16.	Special Purchases.

SUPPLIER and may at any time during the Term enter into separate Agreements for the special purchase of other Products including non-standard Products not set forth in SUPPLIER’s then current Published Distributor Price List and such Agreements shall be subject to all terms and conditions hereof unless inconsistent with the terms of such Special Agreement or otherwise agreed upon.

17.	Invalidity of Provisions.

In the event that any term or provision of this Agreement shall be deemed by a court of competent jurisdiction to be overly broad in scope, duration or area of applicability, the court considering the same shall have the power and is hereby authorized and directed to modify such term or provision to limit such scope, duration or area, or all of them, so that such term or provision is no longer overly broad and to enforce the same as so limited. Subject to the foregoing sentence, in the event any provision of this Agreement shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall attach only to such provision and shall not affect or render invalid or unenforceable any other provision of this Agreement.

18.	Credits.

In the event is entitled to a credit from SUPPLIER hereunder, the amount of such credit will be applied to the purchase of Product or ‘s Accounts Receivable with SUPPLIER.

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19.	Consent Not Unreasonably Withheld.

Whenever any consent, action or authorization is requested of SUPPLIER hereunder, such consent, action or authorization will not be unreasonably withheld or delayed.

20.	Force Majeure.

Nonperformance under this Agreement shall be excused, and neither party shall be liable for any loss, damage, penalty or expense, to the extent that such performance is rendered impossible or delayed by fire, flood, acts of God or the public enemy, acts of the Government, labor difficulties, riot, inability to obtain materials or any other cause where the failure to perform or delay is beyond the reasonable control of the nonperforming party and without the negligence of such party.

21.	Relationship of Parties.

The relationship between the parties hereto shall be that of independent contractors, each being in full control of their own business. Under no circumstances shall either party have the right or authority to act or make any commitment on behalf of or bind the other or represent the other as its agent in any way.

22.	General.
(a)	Entire Agreement. This Agreement supersedes all prior communications or understandings between and SUPPLIER and constitutes the entire agreement between the parties with respect to the matters covered herein. In the event of a conflict or inconsistency between the terms of this Agreement and those of any order, quotation, solicitation or other communication from one party to the other, the terms of this Agreement shall be controlling.

(b)	Amendment. This Agreement cannot be changed, modified or amended unless such change, modification, or amendment is in writing and executed by the party against which the enforcement of such change, modification or amendment is sought.

(c)	Governing Law. This Agreement is made in, governed by, and shall be construed solely in accordance with, the internal laws of the State of California.

(d)	Assignment. Neither party shall have the right to assign this Agreement or any rights hereunder without the prior written consent of the other except that either party may make such an assignment to another corporation wholly-owned by or under common control with it. For purposes hereof, the term “assign” shall include, without limitation, a merger, sale of assets or business, or other transfer of control by operation of law or otherwise.

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(e)	Authority. Both parties represent and warrant to each other that they have the right and lawful authority to enter into this Agreement for the purposes herein and that there are no other outstanding agreements or obligations inconsistent with the terms and provisions hereof.

(f)	Future Affiliates. is entering into this Agreement on its own behalf and on behalf of its Affiliates and is acting as their agent for the purposes of this Agreement. Whenever reference is made herein to “ ”, such reference shall be deemed to include all Affiliates of The rights and obligations of shall inure to the benefit of ’s Affiliates and may be directly enforced by either of and/or any such Affiliate. For the purposes of this Agreement, the term “Affiliate” shall mean any entity which directly or indirectly controls, is controlled by, or is under common control with

(g)	Insurance. SUPPLIER agrees to maintain in force, during the lifetime of this Agreement, commercial general liability coverage with limits no less than $1,000,000 per occurrence (combined bodily injury and property damage) and $2,000,000 general aggregate. SUPPLIER’S liability policy shall include a broad form vendors endorsement (ISO CG 20 15 or equivalent) that shall name (and all of its affiliates) as an additional named insured with respect to all Products to be sold under this Agreement. Upon request from , SUPPLIER shall furnish a certificate of insurance evidencing the coverage in force and the policy endorsement.
IN WITNESS WHEREOF, the parties have set their hand and seal,

AGREED THIS:	AGREED THIS:

[DATE]	[DATE]

DISTRIBUTOR:	SUPPLIER:

[NAME]	[LUMINENTOIC INC.]

By:	By:

Title:	Title:

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